Exhibit 97
COMMERCE BANCSHARES, INC.

CLAWBACK POLICY

1.Purpose. The Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy with respect to the Company’s Executive Officers. Accordingly, the purpose of this Policy is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group. This Policy is designed to comply with, and will be interpreted in a manner that is consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities Exchange Act of 1934 and the listing standards of the Nasdaq Stock Market (“Nasdaq”) or any other national securities exchange on which the Company’s securities are listed. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.

2.Effective Date. This Policy shall be effective as of the Effective Date.

3.Administration. This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee shall be final and binding on all affected individuals.

4.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

a.“Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.“Act” shall mean the Securities and Exchange Act of 1934, as amended.

c.“Board” shall mean the Board of Directors of the Company.

d.“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association and (iv) during the applicable Clawback Period.

e.“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

f.“Committee” shall mean the Compensation and Human Resources Committee of the Board.

g.“Company” shall mean Commerce Bancshares, Inc., a Missouri corporation.

h.“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.

i.“Effective Date” shall mean October 2, 2023.

j.“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

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k.“Executive Officer” shall mean (i) those officers designated by the Board from time to time as “executive officers” and as officers for purpose of Section 16 of the Act, (ii) any other officer whose title and/or policy-making responsibilities within the Company Group cause such individual to meet the definition of an “executive officer” as specified in SEC Rule 10D-1 and (iii) each individual who previously satisfied either clause (i) or clause (ii) of this definition of an “Executive Officer” at any time during an applicable Clawback Period, all as determined by the Committee in accordance with Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. Identification of an “Executive Officer” for purposes of this Policy includes at a minimum all executive officers identified pursuant to Item 401(b) of SEC Regulation S-K.

l.“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

m.“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure, and includes (without limitation) the stock price for any issued and outstanding class of the Company’s equity securities, as well as the “total shareholder return” computed for a specified period with respect to any such class of equity securities. Incentive-based Compensation does not include: (i) salaries; (ii) bonuses paid solely at the discretion of the Board or the Committee that are not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal; (iii) bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; (iv) non-equity incentive plan awards earned solely upon satisfying one or more strategic or operational measures; or (v) equity awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon the completion of a specified employment period and/or attaining one or more non-financial reporting measures.

n.“Policy” shall mean this Clawback Policy, as the same may be amended and/or restated from time to time.

o.“Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.

p.“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

q.“SEC” shall mean the U.S. Securities and Exchange Commission.

5.Repayment of Erroneously Awarded Compensation.

a.In the event of an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and thereafter, provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).

b.The Committee shall take such action as it deems appropriate to recover Erroneously Awarded Compensation reasonably promptly after such obligation is incurred but in no event later than 180 days following the date of written demand (unless the Committee has approved a repayment plan that extends beyond such 180 day period based on the facts and circumstances applicable to an individual Executive Officer), and shall have

Exhibit 97
broad discretion to determine the appropriate means of recovery of such Erroneously Awarded Compensation based on all applicable facts and circumstances. The Committee may seek recoupment in the manner it chooses, in its sole discretion, which may include, without limitation, one or a combination of the following: (i) direct reimbursement from the Executive Officer of Incentive-based Compensation previously paid, including without limitation pursuant to the terms of any repayment plan approved by the Committee, (ii) set-off or deduction of the recouped amount from unpaid compensation otherwise owed by the Company to the Covered Executive, (iii) rescinding or cancelling any vested or unvested equity or cash based awards, (iv) forfeiture of any deferred compensation applicable to an Executive Officer, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, (v) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity based award and (vi) any other remedial and recovery action permitted by law, as determined by the Committee. For the avoidance of doubt, except as set forth in Section 4(d) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder. The Executive Officer shall repay the Erroneously Awarded Compensation to the Company Group in the manner determined, and by the due date determined, by the Committee.

c.To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with Section 4(b) above), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

d.Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) above if any of the conditions specified in SEC Rule 10D-1(b)(1)(iv) (or any comparable successor provision) are met and the Committee determines that recovery would be impracticable.

6.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Act, and any other applicable Federal securities laws, including without limitation disclosures required by the applicable provisions of all statements and reports filed with the SEC.

7.Indemnification Prohibition. No member of the Company Group shall be permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

8.Amendment; Termination. Except with respect to the power to terminate this Policy, the Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) would cause the Company to violate any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

9.Other Recoupment Rights; No Additional Payments. The Committee intends that this Policy will be applied to the fullest extent of the law. This Policy shall apply to all incentive, bonus, equity, equity-based and compensation plans, agreements, and awards outstanding as of the Effective Date or entered into on or after the Policy’s Effective Date and all related agreements and awards that fall within the definition of Clawback Eligible Incentive Compensation as set forth in this Policy). The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group. Nothing contained in this Policy will limit the Company’s ability to seek recoupment, in appropriate

Exhibit 97
circumstances (including circumstances beyond the scope of this Policy) and as required or permitted by applicable law, of any amounts from any employee, whether or not the employee is a covered Executive Officer within the meaning of this Policy.

10.Entire Agreement. This Policy supersedes, replaces and merges any and all previous agreements and understandings regarding the Company’s policy on the recovery of compensation from Executive Officers, and this Policy constitutes the entire agreement between the Company and the Executive Officers with respect to such terms and conditions.

11.Successors. This Policy shall be binding upon and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.